SECURITIES LENDING AGENCY AGREEMENT dated as of May , 2004 among The
Japan Fund, Inc., an investment company organized under the laws of the United States (the "Fund"), and Brown Brothers Harriman & Co., a New York limited partnership with an office in Boston, Massachusetts ("BBH&Co.").

         WHEREAS, the Fund has appointed BBH&Co. as its custodian pursuant to a Custodian Agreement dated April 21, 1995 (the "Custodian Agreement"); and

         WHEREAS, the Fund intends to lend securities to securities brokers and other borrowers which have been or will be approved by the Fund; and

         WHEREAS, the Fund intends to appoint BBH&Co. as its lending agent to act as its agent in connection with the securities lending program and to lend in accordance with operational procedures established by BBH&Co. and which govern securities lending activity by the Fund, hereinafter referred to as "Operational Procedures";

         NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto, intending to be bound, hereby agree as follows:

         1. APPOINTMENT. The Fund hereby appoints BBH&Co. as its lending agent for the purposes set forth herein. BBH&Co. hereby accepts such appointment. BBH&Co. is acting solely as a directed agent of the Fund hereunder and owes no fiduciary duties to any person with respect to this Agreement. BBH&Co. shall have no duties or responsibilities in respect to securities lending transactions except those expressly set forth in this Agreement.

         2. AUTHORIZATIONS. The Fund hereby authorizes BBH&Co. to act as its agent as set forth in this Section.

         2.1 LENDING OF AVAILABLE SECURITIES. The Fund hereby authorizes the lending of those securities identified in Schedule 1 hereto ("Available Securities") which are held in accounts maintained with BBH&Co. or its subcustodians, or, in the case of third party lending, either the Fund's custodian or subcustodian (each a "Custody Account").

         2.2 LENDING TO APPROVED BORROWERS UNDER APPROVED TERMS. The Fund hereby authorizes the lending of Available Securities to any one or more of the institutions prescribed by the Fund and listed on
                Schedule 2 hereto (each, an "Approved Borrower"). Any such loan shall be on the terms set forth in Schedule 3 hereof unless the Fund otherwise authorizes in writing (the terms set forth in Schedules 2 and 3 as well as any terms otherwise authorized by the Fund in writing, "Approved Terms").

         2.3 AUTHORIZATIONS BY FUND. The Fund hereby authorizes and empowers BBH&Co. to execute in the Fund's name all agreements and documents as may be necessary or appropriate in their judgment to carry out the purposes of this Agreement. It is understood and agreed that BBH&Co. is authorized to supply any information regarding the Fund and any loan of securities effected pursuant to a securities loan agreement ("SLA") that is required by this Agreement or under applicable law.

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         The Fund may, at the request of the BBH&Co., approve changes to the
Available Securities, Approved Borrowers or Approved Terms by executing an updated Schedule 1, 2 or 3 as appropriate and delivering it to BBH&Co..

         3. SECURITIES LOAN AGREEMENT. BBH&Co. is hereby authorized to execute a SLA as the Fund's agent on a disclosed basis with each Approved Borrower. The SLA will be in substantially the form of Schedule 3 annexed hereto. Subject to the preceding sentence, the Fund hereby authorizes BBH&Co. to revise, without notice to the Fund, the terms of any SLA with any Approved Borrower as BBH&Co. deems necessary or appropriate, in its discretion, for the effectuation of any transaction contemplated hereby or thereby. The Fund agrees to be bound by the terms of SLA's entered into by BBH&Co. with Approved Borrowers with respect to the Fund's participation in the securities lending program as though the Fund were itself a party to all of such agreements. The Fund specifically approves such form of agreement and agrees, upon request, to promptly furnish or cause to be furnished to BBH&Co. the Fund's financial statements to enable BBH&Co. to comply with any request therefor by any Approved Borrower in connection with any SLA. BBH&Co. shall negotiate on behalf of the Fund with each Approved Borrower all terms of a securities loan, including the amounts or fees to be received or paid pursuant to the applicable SLA. BBH&Co. may prepare a transactional confirmation in respect of each loan effected pursuant to an SLA, setting forth the securities borrowed and the material terms of the loan, and may transmit the same to the Approved Borrower in accordance with such SLA. The Fund understands and agrees that the identity of the Fund will be disclosed by BBH&Co. to the Approved Borrower in accordance with the SLA.

         4. LOAN OF SECURITIES. During the term of any securities loan, the Fund shall permit the loaned securities to be transferred, pursuant to an SLA, into the name of and voted (where applicable) by an Approved Borrower. BBH&Co. is authorized in its discretion to terminate any securities loan entered into with an Approved Borrower without prior notice to the Fund, subject to the conditions of the relevant SLA. The Fund may itself instruct BBH&Co. to terminate any loan on any date, subject to the conditions of the relevant SLA. BBH&Co. agrees to comply with any such instruction.

         4.1 LIMITS ON RETURN OF LOANED SECURITIES. The Fund acknowledges that, under the applicable SLA, Approved Borrowers will not be required to return loaned securities immediately upon receipt of notice from BBH&Co. terminating the applicable loan, but instead will be required to return such loaned securities within such period of time following such notice which is equal to the earlier of (i) the standard settlement period for trades of the loaned securities entered into on the date of such notice in the principal market therefor, or (ii) five business days (as defined in the SLA) from the giving of such notice.

         4.2 RECALL OF LOANED SECURITIES. Upon receiving a notice from the Fund that Available Securities which have been lent to an Approved Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), BBH&Co. shall (a) notify promptly thereafter the Approved Borrower which has borrowed such securities that the loan of such securities is terminated and that such securities are to be returned within the time specified by the applicable SLA, or (b) otherwise cause to be delivered, at its discretion, an equivalent amount of such security if such amount is available to be loaned from assets of other clients participating in BBH&Co.'s securities lending program, to the Fund.

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

         4.3 NOTIFICATION OF SALES OF LOANED SECURITIES. The Fund hereby acknowledges its obligation to BBH&Co., as applicable, to provide notification of any sale of securities which are out on loan by the close of business, in the principal market therefor, on trade date of such sale.

         5. LOAN COLLATERAL. For each loan of securities, the Approved Borrower shall pledge as collateral the following items: cash in U.S. dollars ("Collateral") having an initial market value (as determined by BBH&Co. pursuant to the applicable SLA) at least equal to the market value of the loaned securities (as determined pursuant to the applicable SLA).

         5.1 RECEIPT OF COLLATERAL. In respect of the commencement of any loan, BBH&Co. shall instruct the Approved Borrower to transfer to BBH&Co. the required Collateral. Collateral will be received from an Approved Borrower prior to or simultaneous with delivery of securities loaned. If the Approved Borrower does not provide Collateral to BBH&Co., as previously agreed, then BBH&Co. will cancel the corresponding loan instruction prior to delivery.

         5.2 HOLDING AND ADMINISTRATION OF COLLATERAL. All Collateral shall be received, held and administered by BBH&Co. (as set forth in Operational Procedures) for the benefit of the Fund in the applicable Custody Account or other account established for the purpose of holding Collateral. Collateral shall be placed in an investment listed in the attached Schedule 5 ("Permitted Investments") in accordance with Section 7 hereof.

                5.2.1 MAINTENANCE OF COLLATERAL MARGIN. In respect of loans of securities entered into on behalf of the Fund, BBH&Co. will value on a daily basis, in accordance with the applicable SLA, the loaned securities and all Collateral and, where applicable, BBH&Co. shall, in accordance with the provisions of the applicable SLA, request the Approved Borrower to deliver sufficient additional Collateral to the Fund to satisfy the applicable margin requirement. If, as a result of marking-to-market, Collateral is required to be returned to the Approved Borrower under the SLA, BBH&Co. will timely return such Collateral to the Approved Borrower.

                5.2.2 RETURN OF COLLATERAL. Upon termination of the loan, BBH&Co. shall instruct the Approved Borrower to return the loaned securities to the applicable Custody Account. BBH&Co. will instruct any subcustodian, if applicable, to accept such return delivery of loaned securities. BBH&Co. shall monitor the return of loaned securities. Once BBH&Co. has confirmed settlement of the return of the loaned securities, BBH&Co. shall effect, on behalf of the Fund, the redemption of any Permitted Investment, if applicable, and effect the return of Collateral due the Approved Borrower in accordance with the Approved Borrower's transfer instructions with respect thereto.

         6. INCOME, CORPORATE ACTIONS AND SUBSTITUTE PAYMENTS. Income, corporate actions and Substitute Payments (as defined in Sections 6.1 and 6.2) shall be dealt with as provided in this Section 6.

         6.1 INCOME AND RELATED PAYMENTS TO BORROWER. BBH&Co. shall remit, or cause to be remitted, to any Approved Borrower the applicable Cash Collateral Fee (as defined in the SLA) when due in accordance with the Approved Borrower's instructions.

         6.2 INCOME AND RELATED PAYMENTS TO FUND. BBH&Co. shall instruct each Approved Borrower which is a party to an SLA to remit any payment in-lieu-of the interest or distribution declared on loaned securities ("Loan Substitute Payment") which is (i) denominated in a currency other than U.S. dollars and (ii) denominated in U.S. dollars when the Loan Substitute Payment is not automatically distributed to the BBH&Co. depository account on behalf of the Fund by the applicable depository, and BBH&Co. shall receive, hold and administer the same, for the account of the Fund. BBH&Co. shall also instruct each Approved Borrower which is a party to an SLA to remit any other fees payable on loaned securities to BBH&Co. for the account of the Fund, and BBH&Co. shall receive, hold and administer the same for the account of the Fund.

         6.3 CORPORATE ACTIONS AND PROXY RIGHTS. The Fund acknowledges that, with respect to securities which are out on loan over the applicable record date for such action, unless otherwise agreed hereto, it will not be entitled to (i) participate in any dividend reinvestment program; (ii) receive stock in an optional cash/stock dividend plan; or (iii) vote any proxies. Corporate actions will otherwise be processed in accordance with the SLA and the Operational Procedures.

         7. INVESTMENT OF CASH COLLATERAL. Pursuant to the SLA, the Fund shall have the right to invest Collateral received in respect of any loan, subject to an obligation, upon the termination of the loan, to return to the borrower the amount of cash initially pledged (as adjusted for any interim marks-to-market).

         7.1 COLLATERAL INVESTMENT DIRECTION. The Fund hereby authorizes and directs BBH&Co. to cause to be invested, on the Fund's behalf and at the Fund's sole risk, all Collateral by effecting purchase and sales and/or subscriptions and redemptions of such Collateral in any Permitted Investment set forth on Schedule 5 hereto (which may from time to time be updated in writing by the Fund). BBH&Co. shall, where applicable, send timely instructions to the transfer agent of the Permitted Investment with respect to any cash transfers required to be completed in conjunction with any subscription or redemption in a Permitted Investment.

         7.2 COLLATERAL INVESTMENT RISK. Any such investment shall be at the sole risk of the Fund. Any income or gains and losses from investing and reinvesting any Collateral delivered by an Approved Borrower pursuant to an SLA shall be at the Fund's risk, and the Fund agrees that to the extent any such losses reduce the amount of cash below the amount required to be returned to the Approved Borrower upon the termination of any loan (including any Cash Collateral Fee), the Fund will, on demand of BBH&Co., immediately pay or cause to be paid to such Approved Borrower an equivalent amount in cash.

         8. BORROWER DEFAULT. In the event of default by an Approved Borrower with respect to any loan entered into pursuant to a SLA, BBH&Co. will take such actions as are set forth in the applicable SLA. In addition, the following provisions shall apply.

         8.1 REPLACEMENT OF LOANED SECURITIES. If a borrower fails, pursuant to the SLA with BBH&Co., to return loaned securities with respect to a loan when due ("Default Event"), then BBH&Co. shall be responsible to the Fund as follows: BBH&Co. shall use the Collateral to purchase for the affected Fund's account, for settlement in the normal course, replacement securities of the same issue, type, class and series as that of the loaned securities ("Buy-In"). If the value of the Collateral is less than the purchase cost of replacement securities (or liquidated damages calculated under Section 8.2), BBH&Co. shall be responsible for satisfying such shortfall but only to the extent that such shortfall is not due to any diminution in the Collateral Value (as defined in this Section) which is due to the reinvestment risk borne by the Fund pursuant to Section 7.2 of this Agreement. For purposes of this Section, "Collateral Value" shall be calculated in accordance with the following terms:

                8.1.1 VALUE OF COLLATERAL. The greater of: (i) the amount of the Collateral pledged by a borrower with respect to a loan, or (ii) the market value of the investment of such Collateral.

                8.1.2 VALUATION DATE. Collateral Value shall be determined on the date of the Buy-In (or the payment made pursuant to Section 8.2 below).

                8.1.3 MARKET VALUE. Market value shall be determined by BBH&Co., where applicable, based upon prices obtained from recognized pricing services or dealer price quotations.

         8.2 IMPOSSIBILITY OF REPLACEMENT/LIQUIDATED DAMAGES. If BBH&Co. determines that a Buy-In is commercially impracticable, BBH&Co. shall, in lieu of effecting a Buy-In, pay to the affected Fund an amount equal to the market value of the loaned securities determined at the close of business on the date of the Default Event to be reduced by any shortfall in the Collateral Value that is due to the reinvestment risk borne by the Fund pursuant to Section 7.2.

         8.3 REPLACEMENT OF DISTRIBUTIONS. In addition to making the purchases or payments required above, BBH&Co. shall pay to the Fund the value of all distributions on the loaned securities, the record dates for which occur before the date that BBH&Co. executes a Buy-In or makes the payments to the Fund required pursuant to Section 8.2 and that have not otherwise been credited to the Fund's Custody Account. For purposes of this Section, the value of such distributions shall be calculated net of taxes, expenses or other deductions that would normally accrue to such distributions. BBH&Co. shall use Collateral or the proceeds of such Collateral to the extent available to make such payments of distributions and BBH&Co. shall be responsible for satisfying any shortfall, but only to the extent that such shortfall in the Collateral Value is not due to the reinvestment risk borne by the Fund pursuant to Section 7.2 of this Agreement.

         8.4 COLLATERAL NOT IN POSSESSION OR CONTROL OF BBH&CO. If, on the date of the Default Event by reason of the Fund's request or actions, BBH&Co. is not in possession or control of the Collateral allocated to the defaulted Loan, the Fund shall cause such Collateral to be transferred to BBH&Co. by the close of business on the day BBH&Co. requests such a transfer. Upon BBH&Co.'s timely receipt such Collateral shall be applied by BBH&Co. against the cost of any Buy-In or replacement payment in accordance with Section 8.2. In the event that such Collateral is not timely transferred to BBH&Co., the Buy-In or replacement provisions of Section 8.2 shall not apply and the compensation to the Fund shall be limited to the shortfall, if any, between the Collateral Value and the market value of the loaned securities as determined at the close of business on (i) the date of the Default Event or (ii) the date such Collateral is so transferred, but only to the extent that any such shortfall in the Collateral Value is not due to the reinvestment risk borne by the Fund pursuant to Section 7.2 of this Agreement. The date of the valuation of the loaned securities pursuant to (i) or
                (ii) of this Section 8.4 shall be determined by BBH&Co. in its sole discretion.

         8.5 SUBROGATION AND ASSIGNMENT OF RIGHTS IN COLLATERAL. In the event that BBH&Co. is required to perform a Buy-In, make any payment of distributions, and/or make any payment of liquidated damages under this Section, the Fund agrees that, to the extent of such performance or payment, each of them shall be subrogated to, and the Fund shall assign, and be deemed to have assigned, to them all of such Fund's rights in, to and against the Borrower in respect of the related loan, any Collateral pledged by the Borrower in respect of such loan and all proceeds of such Collateral. In the event that the Fund receives or is credited with any payment, benefit or value from or on behalf of the Borrower in respect of rights to which BBH&Co. is subrogated as provided herein, the Fund shall promptly remit or pay to BBH&Co. the same (or, where applicable, its United States dollar equivalent).

         9. STATEMENTS. BBH&Co. will provide to the Fund (i) upon request, a daily statement of activity setting forth information relating to loaned securities, marks-to-market and termination and (ii) on or about the 7th (seventh) Business Day of each month, a statement indicating for the preceding calendar month the securities lent by the Fund, the value of such securities, the identity of the Approved Borrowers, the amount of Collateral pledged or delivered as security for the loaned securities, the income received (or loss incurred) from the daily investment of Collateral, the amounts of any fees or payments paid with respect to each loan and such other information as the parties hereto may agree to from time to time. For purposes hereof, "Business Day" means any day on which BBH&Co. is open for business in Boston, Massachusetts. BBH&Co. (unless otherwise instructed by the Fund) shall instruct any Approved Borrower to remit directly to BBH&Co., as applicable, all amounts and fees due the Fund pursuant to any loan of securities, which BBH&Co. shall in turn pay to the Fund.

         10. SIPC COVERAGE. THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO THE SECURITIES LOAN TRANSACTION AND THAT, THEREFORE, THE COLLATERAL DELIVERED BY AN APPROVED BORROWER TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE OBLIGATION OF THE APPROVED BORROWER IN THE EVENT THE APPROVED BORROWER (OR ITS AGENT) FAILS TO RETURN THE SECURITIES.

         11. FUND INFORMATION. The Fund covenants and agrees to promptly furnish to BBH&Co. any information regarding the Fund which is necessary to effect transactions on behalf of the Fund including, but not limited to, restrictions it wishes to impose with respect to the acceptance of forms of collateral or lending to any Approved Borrower(s) or any limitations imposed pursuant to any applicable law, regulation, authority, charter, by-law, statute or other instrument.

         12. TAX TREATMENT. The Fund acknowledges that the tax treatment of Substitute Payments may differ from the tax treatment of the interest or dividend to which such payment relates and that the Fund has made its own determination as to the tax treatment of any securities loan transactions undertaken pursuant to this Agreement and of any dividends, distributions, remuneration or other funds received hereunder. The Fund also acknowledges that, to the extent that either the Fund or the Approved Borrower is a non-U.S. resident, BBH&Co. may be required to withhold tax on amounts payable to or by the Fund pursuant to a securities loan and may at any time claim from the Fund any shortfall in the amount BBH&Co. so withheld.

         13. RESPONSIBILITY OF BBH&CO. Subject to the requirements of applicable law, BBH&Co. shall not be liable with respect to any losses incurred by the Fund in connection with this securities lending program or under any provision hereof, except to the extent that such losses result from its gross negligence or willful misconduct in the performance of its duties under this Agreement. BBH&Co. shall not be liable for losses, costs, expenses or liabilities caused by or resulting from the acts or omissions of the Fund or of any agent or third party custodian of the Fund. BBH&Co. shall not be responsible for any special, punitive, indirect or consequential damages, whether or not BBH&Co. has been apprised of the likelihood of such damages.

         14. FUND INDEMNITY. The Fund hereby indemnifies BBH&Co. (which, for purposes of this paragraph shall include their respective officers, directors, partners, managers, employees and agents) from and against any and all claims, damages, liabilities, losses, costs or expenses (including the fees and expenses of counsel) incurred, suffered or sustained by BBH&Co., which directly or indirectly arise from performance of this Agreement or any transaction effected pursuant to an SLA, except to the extent that such claims, damages, liabilities, losses, costs or expenses were caused solely by the gross negligence or willful misconduct of BBH&Co.. This indemnity shall survive the termination of this Agreement and the resignation or removal of BBH&Co. as agent. This Section does not relieve BBH&Co. of its responsibilities under Sections 8.1, 8.2 and 8.3 under the Agreement.

         15. SECURITY INTEREST. The Fund hereby grants a lien and security interest (each a "Security Interest") to BBH&Co. in its interest in any and all property now or hereafter held on behalf of the Fund in any custody account or clearance or settlement account maintained with BBH&Co. or to which this Agreement relates, said Security Interests to secure payment and performance of any indebtedness or other liability the Fund incurs to BBH&Co., including (without limitation) reimbursement of any payment made under this Agreement in advance of the receipt of good funds for account of the Fund, as the case may be, in respect of any securities lending transaction hereunder ("Securities Lending Obligations"); BBH&Co.'s security interests granted hereunder as security for Securities Lending Obligations of the Fund to BBH&Co. in respect of any securities lending transaction hereunder shall rank pari passu with any Security Interest granted by the Fund to BBH&Co. under the Custodian Agreement. In the event that the custody account is held with a third party custodian, the Fund shall undertake to notify said custodian of the Security interest and shall take all reasonable steps to secure the perfection of the same.

         16. REPRESENTATIONS AND WARRANTIES. Each party represents and warrants to each other that (i) it has due authority to enter into and perform this Agreement and any transactions contemplated thereby; (ii) the execution and performance of this Agreement and any transaction contemplated thereby has been duly authorized by all necessary action, corporate or otherwise, and does not and will not violate any law, regulation, charter, by-law or other instrument, restriction or provision applicable to it; and (iii) this Agreement constitutes such party's legal, valid and binding obligation enforceable in accordance with its terms. In addition, the Fund represents that: (a) any loan authorized hereunder and the performance of this Agreement in respect of such loan is authorized by the prospectus and other constitutive documents of the Fund (including any limits as to the aggregate amount of authorized lending under such documents); and (b) as to any securities lent at any time and from time to time on behalf of the Fund, the Fund shall be the owner thereof with clear title thereto and no lien, charge or encumbrance upon such securities shall exist.

         17. NON-EXCLUSIVITY OF AGENCY SERVICE AND SIMILAR MATTERS. The Fund acknowledges that BBH&Co., acting on behalf of other accounts, may effect transactions with or for the same institutions to which loans of securities may be made hereunder, which transactions may give rise to potential conflict of interest situations. The Fund further acknowledges that BBH&Co. may engage in securities lending transactions as agent for other lenders. Lending opportunities among borrowers shall be allocated at the discretion of BBH&Co. in an equitable manner.

         18. FORCE MAJEURE. BBH&Co. shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of, or caused directly or indirectly by, circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation. Without limiting the foregoing, BBH&Co. shall not be responsible for economic, political or investment risks incurred through the Fund's participation in this securities lending program.

         19. RELIANCE ON FUND COMMUNICATIONS. BBH&Co. shall be entitled to conclusively rely upon any certification, notice or other communication (including by telephone (if promptly confirmed in writing), telex, facsimile, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of an approved person ("Approved Person") of the party sending such certification, notice or other communication. Set forth in Schedule 6 hereto is a list of Approved Persons for each of the parties hereto, which list may be amended by any party from time to time upon notice to the other parties. No provision of this Agreement shall require BBH&Co. to expend or risk its own funds in the performance of its duties hereunder. BBH&Co. reserves the right to notify the Fund of any restrictions (self-imposed or otherwise) concerning its activities worldwide. BBH&Co. shall have the right to consult with counsel with respect to its rights and duties hereunder and shall not be liable for actions taken or not taken in reliance on such advice.

         20. COMPENSATION. The basis of BBH&Co.'s compensation for its activities hereunder and in respect of any loan is set forth in Schedule 7 hereto. BBH&Co. shall notify the Fund, on or about the 7th (seventh) Business Day of each month, of the amount of fees due BBH&Co. hereunder and, promptly upon receipt of such notice, the Fund shall effect the requisite payment to BBH&Co. in immediately available funds of U.S. dollars, or pursuant to such other means as provided for in the Operational Procedures.

         21. TERMINATION. This Agreement may be terminated at the option of any of the parties and shall be effective upon delivery of written notice to the other parties hereto or on such date as the written notice shall provide; provided that the Fund's indemnification shall survive any such termination. The Fund may remove BBH&Co. as lending agent, with or without cause. Such removal shall be effective upon delivery of written notice to the party being removed.

         22. ACTION ON TERMINATION. It is agreed that (a) upon receipt of notice of termination, no further loans shall be made hereunder by BBH&Co. and (b) BBH&Co. shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding loans. The provisions hereof shall continue in full force and effect in all other respects until all loans have been terminated and all obligations satisfied as herein provided.

         23. NOTICES. All notices, demands and other communications hereunder shall be in writing and delivered or transmitted (as the case may be) by registered mail, facsimile, telex, courier, or be effected by telephone promptly confirmed in writing and delivered or transmitted as aforesaid, to the intended recipient in accordance with Schedule 8 hereto. Notices shall be effective upon receipt.

         24. GOVERNING LAW AND JURISDICTION. This agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflict of law provisions thereof. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of (and waive dispute of venue in) the courts of the State of New York and the federal courts located in New York City in the Borough of Manhattan.

         25. AMENDMENT AND EFFECT. This Agreement shall not be modified or amended except by an instrument in writing signed by the parties hereto. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities owned by the Fund. This Agreement shall not be assigned by any party without the prior written consent of the other parties. This Agreement may be executed in several counterparts each of which shall be an original and all of which shall constitute one and the same. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

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

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf as of the day and year first set forth above.


                                          THE JAPAN FUND, INC.

                                          By:  /s/ John F. McNamara


                                          Name: John F. McNamara
                                          Title: President


                                          BROWN BROTHERS HARRIMAN & CO.
                                          AS AGENT

                                          By:  /s/ Mark H. Payson, Jr


                                          Name:  Mark H. Payson, Jr.
                                          Title:  Senior Vice President

                                   SCHEDULE 1


ACCOUNT                             AVAILABLE SECURITIES
-------                             --------------------
8111122                             All Securities held in custody at BBH&Co.

The Fund is subject to percentage lending limits as further detailed in the Operational Procedures.

                                   SCHEDULE 2
                                   ----------

APPROVED U.S. BORROWERS
-----------------------

ABN AMRO Incorporated
Barclays Capital Inc.
Bear, Stearns & Co. Inc.
Bear, Stearns Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
ING Financial Markets LLC
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated/MS Securities Services Inc.
SG Americas Securities, LLC
UBS Securities LLC

                                   SCHEDULE 3
                                   ----------

                        FORM OF SECURITIES LOAN AGREEMENT



                            SECURITIES LOAN AGREEMENT




                                            Dated as of __________________ 2006

By and between:

_____________________________________,  a ________________________________

with its principal place of business at _______________________________________
("Borrower")

and

Brown Brothers Harriman & Co., a New York limited partnership with a place of
business at 40 Water Street, Boston, Massachusetts  02109   ("Agent")


              This Agreement sets forth the terms and conditions under which Agent, as agent for disclosed principals (each a "Principal" or collectively the "Principals") may, from time to time, lend to Borrower certain securities against a pledge of Collateral. Capitalized terms not otherwise defined herein shall have the meanings provided in Section 27.

              The parties hereto agree as follows:

1.            Loans of Securities

              1.1 Subject to the terms and conditions of this Agreement, Borrower or Agent may, from time to time, orally seek to initiate a transaction in which Agent will lend securities to Borrower. Borrower and Agent shall agree orally on the terms of each Loan, including the date of commencement of the Loan, the issuer of the securities, the description and amount of securities to be lent, the basis of compensation, delivery instructions and the amount of Collateral to be transferred by Borrower, which terms may be amended, as mutually agreed to by the parties, during the Loan.

              1.2 The terms of each Loan shall, at the option of Agent, be set forth in a confirmation (a "Confirmation") prepared by Agent and delivered to Borrower (or its designee) at the commencement of the Loan. The Confirmation, which may be in written or electronic form, together with this Agreement, shall constitute conclusive evidence of the terms of any Loan unless an objection is made immediately thereafter by Borrower.

              1.3 The terms of Loans may also be set forth in records maintained by Agent. Such records shall, in the event that a Confirmation, as described in
Section 1.2 above, is not delivered to Borrower (or its designee), represent conclusive evidence thereof except for manifest error or willful misconduct. Agent shall send monthly, in written or electronic form, directly or through an intermediary approved by Agent, to Borrower (or its designee), information on the terms of outstanding Loans and Borrower agrees to examine promptly and to advise Agent of any errors or exceptions within 20 calendar days of delivery of such information. Borrower's failure to so advise shall be deemed to be an admission of the accuracy of the contents thereof and an agreement by Borrower to be fully bound thereby. Notwithstanding the above, the parties may agree to amend or correct such statements if there has been manifest error in the preparation of such statements.

              1.4 Agent shall furnish to Borrower the identity of the Principals on whose behalf Agent is authorized to act as agent. The identity of a Principal acting as the Lender in a Loan shall be disclosed to Borrower upon request and shall be disclosed to Borrower immediately upon a Default by such Principal.

              1.5 Notwithstanding any other provision in this Agreement regarding when a Loan commences, a Loan hereunder shall not occur until the Loaned Securities and the Collateral therefor have been transferred in accordance with Section 16.

              1.6 WITHOUT WAIVING ANY RIGHTS GIVEN TO AGENT HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT AGENT AND PRINCIPAL WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO AGENT MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF BORROWER'S OBLIGATIONS IN THE EVENT BORROWER FAILS TO RETURN THE LOANED SECURITIES.

2.            Transfer of Loaned Securities

              Unless otherwise agreed, Agent shall transfer Loaned Securities to Borrower hereunder on the date agreed to by Borrower and Agent for the commencement of the Loan in accordance with Section 16.

3.            Collateral

              3.1 Borrower shall, prior to or concurrently with the transfer of the Loaned Securities to Borrower, transfer to Principal the Collateral, by delivery to Agent to be held in Principal's account with Agent, with a market value at least equal to a percentage of the market value of the Loaned Securities agreed to by Borrower and Agent as reflected in Schedule A for each type of security loaned (the "Margin Percentage").

              3.2 The Collateral transferred by Borrower to Principal, as adjusted pursuant to Section 8, shall be security for Borrower's obligations in respect of such Loan and for any other obligations of Borrower to Principal and Agent. Borrower hereby pledges with, assigns to, and grants to the Principal a continuing first security interest in and a lien upon the Collateral in order to secure the obligations of the Borrower under each Loan. If the Borrower does not fulfill all or part of its obligations under the Loan and this Agreement, the Principal and Agent shall be released from any obligation to render to the Borrower such part of the Collateral as corresponds to the value of the obligations under the Loan and this Agreement which have not been fulfilled by the Borrower, as provided in Section 12. The Principal's continuing first security interest in, and a lien upon the Collateral shall attach upon the delivery of the Collateral to the Agent by Borrower and which shall cease upon the transfer of the Collateral by Principal or Agent to Borrower (provided Borrower is not in default hereunder). Principal shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. It is understood that Principal may use or invest the Collateral (or cause the Agent to use or invest the Collateral to its account) if such consists of cash, at Principal's own risk, and for its own benefit and shall be entitled to retain all income and profits thereon and shall bear all respective losses thereto. Agent may, on behalf of Principal, pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the securities Collateral and commingle, among Principals, the Collateral. To the extent necessary, the parties expressly agree that Principal is authorized to do or perform any act or thing (including, without limitation, to cause the Agent to perform any such act on its behalf or to execute or cause to be executed any document) and to take all other steps as may be required to effect transfer thereof to a third party or to otherwise realize upon any Collateral which has been transferred to it pursuant to any Loan.

              3.3 Except as otherwise provided herein, upon receipt by Agent of the Loaned Securities upon termination of a Loan, Principal shall be obligated to cause the Agent to transfer the Collateral (as adjusted pursuant to Section
8) to Borrower by close of the Business Day (which must be a day upon which Agent or its designee or agent holding the Collateral is open for business in the jurisdiction in which such Collateral is held) which next succeeds the Business Day of such receipt of the Loaned Securities. To the extent that Borrower instructs Agent to deliver returned Collateral to a third party, the provisions of the Funds Transfer Standing Instruction (Schedule C) shall apply.

              3.4 If, on any Business Day corresponding to the commencement date for a Loan, Borrower transfers Collateral to Principal by delivery to Agent, as provided in Section 3.1, and Principal does not cause Agent to transfer the Loaned Securities to Borrower or Agent fails to act in connection with Principal's instruction to transfer the Loaned Securities, Borrower shall have the absolute right to the return of the Collateral; and if, on any such Business Day, Agent transfers Loaned Securities to Borrower and Borrower does not transfer Collateral as provided in Section 3.1, Principal shall have the absolute right to the immediate return of the Loaned Securities.

              3.5 Borrower may, upon reasonable notice to Agent and with Agent's consent, substitute Collateral for Collateral securing any Loan or Loans, provided however, that such substituted Collateral shall (a) consist only of cash, securities or other property that Borrower and Agent agreed would be acceptable Collateral prior to the commencement of the Loan or Loans and (b) have a market value such that the aggregate market value of such substituted Collateral, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. At least five days prior to the scheduled expiration date of any letter of credit supporting Borrower's obligations hereunder, Borrower shall obtain an extension of the expiration of such letter of credit or replace such letter of credit by providing Agent with a substitute letter of credit, the terms of which are approved by Agent, or other Collateral, in either case in an amount at least equal to the amount of the letter of credit for which such Collateral is substituted.

              3.6 Agent acknowledges that, in connection with Loans of Government Securities and as otherwise permitted by applicable law, some securities provided by Borrower as Collateral under this Agreement may not be guaranteed by the United States.

              3.7 In accordance with its agreements with its respective Principals, Agent shall hold such Collateral as a securities intermediary for the account of such Principals. Agent shall have the right, at its sole election, at any time a Loan is outstanding hereunder, to allocate and/or reallocate any Collateral held by it hereunder to or among any outstanding Loans by a Principal. All allocations of Collateral shall be marked in Agent's books, which shall be conclusive evidence of such allocations. It is expressly understood and agreed by the parties hereto that any allocation of Collateral to any Loan by a Principal shall in no way affect the ability of Agent to apply such Collateral to the satisfaction of any obligation of Borrower to a Principal hereunder upon a default by Borrower under this Agreement. All Collateral at any time given by a Borrower shall be considered Collateral for all the Borrower's obligations to a Principal under this Agreement and Agent may allocate such Collateral to any such obligation or obligations as Agent, on behalf of Principal, may so elect.

4.            Fees for Loan

              4.1 Unless otherwise agreed, (a) Borrower agrees to pay Agent a loan fee (a "Loan Fee"), computed daily on each Loan to the extent such Loan is secured by Collateral other than cash, based on the aggregate par value (in the case of Loans of Government Securities) or the aggregate market value (in the case of all other Loans) of the Loaned Securities on the day for which such Loan Fee is being computed, and (b) Agent agrees to pay Borrower a fee or rebate (a "Cash Collateral Fee") on Collateral consisting of cash, computed daily based on the amount of cash held by Agent as Collateral, in the case of each of the Loan Fee and the Cash Collateral Fee at such rates as Borrower and Agent may agree. Except as Borrower and Agent may otherwise agree (in the event that cash Collateral is transferred by clearing house funds or otherwise), Loan Fees shall accrue from and including the date on which the Loaned Securities are transferred to Borrower to, but excluding, the date on which such Loaned Securities are returned to Agent, and Cash Collateral Fees shall accrue from and including the date on which the cash Collateral is transferred to Agent to, but excluding, the date on which such cash Collateral is returned to Borrower. To the extent Borrower instructs Agent to remit Cash Collateral Fees to a third party, the provisions of the Funds Transfer Standing Instructions (Schedule C) shall apply.

              4.2 Unless otherwise agreed, any Loan Fee or Cash Collateral Fee payable hereunder shall be payable:

                    (a) in the case of any Loan of securities other than Government Securities, upon the earlier of (i) the fifteenth day of the month following the calendar month in which such fee was incurred or (ii) the termination of all Loans hereunder (or, if a transfer of cash in accordance with Section 16 may not be effected on such fifteenth day or the day of such termination, as the case may be, the next day on which such a transfer may be effected); and

                    (b) in the case of any Loan of Government Securities, upon the termination of such Loan.

                           Notwithstanding the foregoing, all Loan Fees shall be
payable by Borrower immediately
in the event of a Default hereunder by Borrower and all Cash Collateral Fees, payable by a Principal, shall be payable immediately by Agent, on behalf of such Principal, in the event of a Default by such Principal.

5.            Termination of the Loan

              5.1 Borrower may terminate a Loan on any Business Day by giving notice to Agent prior to the close of business on such Business Day. The termination date specified in the notice may be no earlier than the third Business Day following the day on which Borrower gives notice. On the termination date, the Loaned Securities shall be delivered by Borrower to Agent by the Cutoff Time.

              5.2 Agent may terminate a Loan at any time by giving notice to Borrower prior to the close of business on a Business Day. The termination date established by such notice shall be a Business Day no later than the earlier to occur of (i) the standard settlement date for trades of the Loaned Securities entered into on the date of such notice in the principal market therefor or (ii) five Business Days from the giving of such notice. On the termination date, the Loaned Securities shall be delivered by Borrower by the Cutoff Time and Borrower shall have submitted proper delivery instructions to the local market in accordance with applicable deadlines imposed by the local market and/or the subcustodian bank.

              5.3 Upon a return of Loaned Securities by Borrower pursuant to
Section 5.1 or Section 5.2 above, Agent shall transfer to Borrower the Collateral (as adjusted pursuant to Section 8) by the close of the Business Day next succeeding the day of such receipt of the Loaned Securities.

              5.4 For purposes of this Agreement, any required return by Borrower of Loaned Securities shall include securities identical in issuer, type, class and face amount to those actually transferred by Agent to Borrower at the commencement of the related Loan.

6.            Rights of Borrower in Respect of the Loaned Securities

              Except as set forth in Section 7 and as otherwise agreed to by Borrower and Agent, until Loaned Securities are required to be redelivered to Agent upon termination of a Loan hereunder, Borrower shall have all of the incidents of ownership of the Loaned Securities, including the right to transfer the Loaned Securities to others. Agent hereby waives the right to vote, or to provide any consent or to take any similar action with respect to, the Loaned Securities in the event that the record date or deadline for such vote, consent or other action falls during the term of the Loan.

7.            Dividends, Distributions, Etc.

             7.1 Agent, acting on behalf of Principal, shall be entitled to receive all distributions made on or in respect of the Loaned Securities the record dates for which occur during the term of the Loan (or which occur on a date following the return of Loaned Securities but prior to any reregistration into the name of Agent or its nominee) and which are not otherwise received by Agent, to the full extent it would be so entitled if the Loaned Securities had not been lent to Borrower, including, but not limited to: (a) cash and all other property, (b) stock dividends or other distributions of stock, (c) securities received as a result of split-ups of the Loaned Securities and distributions in respect thereof, (d) interest payments, (e) all rights to purchase additional securities and (f) payments upon maturity or other redemption.

             7.2 Any cash distributions made on or in respect of the Loaned Securities, which Agent is entitled to receive pursuant to Section 7.1, shall be paid by the transfer of cash to Agent by Borrower on the payment date for any such distribution, in an amount equal to such cash distribution (subject to Section 7.5) so long as Agent is not in Default at the time of such payment. Non-cash distributions received by Borrower shall be added to the Loaned Securities (unless otherwise agreed to by the parties) on the date of distribution and shall be considered such for all purposes, except that if the Loan has been terminated, Borrower shall forthwith transfer the same to Agent.

             7.3 Borrower shall be entitled to receive all cash distributions made on or in respect of non-cash Collateral the record or payment dates for which occur during the term of the Loan and which are not otherwise received by Borrower, in the amount received by Agent. Any distributions of cash made on or in respect of such Collateral which Borrower is entitled to receive hereunder shall be paid by the transfer of cash to Borrower by Agent, upon the date of Agent's receipt, in an amount equal to such cash distribution (subject to Section 7.5 hereof), so long as Borrower is not in Default at the time of such payment. To the extent Borrower instructs Agent to remit such cash distributions to a third party, the provisions of the Funds Transfer Standing Instructions (Schedule C) shall apply.

             7.4 So long as Loaned Securities have not been returned to Agent and re-registered in the name of Agent or a nominee, the parties agree that all rights arising in respect of consolidations, redemptions, takeovers, conversions, subdivisions, preemptions, options or other rights shall be for the benefit of Agent and shall be deemed to have been exercised for the benefit of Agent in accordance with Agent's instructions to Borrower, provided however that Borrower shall timely seek instructions from Agent with respect to each of the foregoing so as to be able to act in accordance therewith. Borrower's obligation to remit any such distributions or the equivalent value of such rights shall be in accordance with the giving of full effect to such instructions, irrespective of whether or not Borrower has complied with such instructions.

              7.5 (a) Unless otherwise agreed, if (i) Borrower is required to make a payment (a "Borrower Payment") with respect to cash distributions on Loaned Securities under Sections 7.1 and 7.2 ("Securities Distributions"), and
(ii) there is a requirement under law for any withholding or other tax, duty, fee, levy or charge to be deducted or withheld from such Borrower Payment ("Tax"), then Borrower shall pay such additional amounts as may be necessary in order that the net amount of Borrower Payment received by the Agent for benefit of the Principal, after payment of such Tax, equals the net amount of the Securities Distribution that would have been received if such Securities Distribution had been paid directly to it, provided however, that any Borrower Payment shall also take into account (and Borrower shall pay such additional amounts which reflect) the value to the Principal of any tax refund, reclaim or credit which such Principal would otherwise have been entitled to had it not lent the securities to Borrower.

                    (b) If Agent is required to make a payment ("Agent Payment") with respect to distributions on non-cash Collateral under Section 7.3 ("Collateral Distributions"), Agent shall pay to Borrower the lesser of (i) the net amount of the Collateral Distribution that Borrower would have received had it not transferred such non-cash Collateral and such Collateral Distribution had been paid directly to Borrower by the issuer, or (ii) the amount received by Agent as provided in Section 7.3 above.

8.            Mark to Market

              8.1 Borrower shall daily mark to market any Loan hereunder and, in the event that at the close of trading on any Business Day the market value of the Collateral for any Loan to Borrower shall be less than 100% of the market value of all the outstanding Loaned Securities subject to such Loan, Borrower shall transfer additional Collateral no later than the close of the next Business Day so that the market value of such additional Collateral, when added to the market value of the other Collateral for such Loan, shall equal 100% of the market value of the Loaned Securities.

              8.2 Notwithstanding the above, in the event that on any Business Day the market value of Collateral securing a Loan is less than the Margin Percentage of the market value of the outstanding Loaned Securities subject to such Loan (a "Margin Deficit"), Agent may, by notice (oral or written) to Borrower, demand that Borrower deliver to Agent additional Collateral with a market value equal to the Margin Deficit. Unless otherwise agreed, such transfer is to be made in accordance with Agent's instructions (i) no later than 3:00 p.m. Eastern Time ("ET") on the day of such request if such request is made prior to 11:00 a.m. ET for additional Collateral in the form of cash denominated in U.S. dollars, (ii) by one hour prior to the deadline of the applicable Clearing Organization for same day settlement of securities on the day of such request if such request is made prior to 10:30 a.m. ET for additional Collateral in the form of securities which trade and settle outside the United States or 1:00 p.m. ET for additional Collateral in the form of securities which trade and settle in the United States, and (iii) in the case of Collateral where demand is made subsequent to the above deadlines, such delivery of additional Collateral shall be completed on the next succeeding Business Day of Agent (or its designee) in accordance with the timeframes above. If the additional Collateral to be delivered is to be through adjustment of a letter of credit delivered to Agent as Collateral, Borrower agrees to cause the issuing bank to amend the original letter of credit by delivery of an amended letter of credit to Agent within the time period detailed above for cash Collateral denominated in U.S. dollars.

              8.3 In the event that at the opening of any Business Day the market value of Collateral securing a Loan is greater than the Margin Percentage of the market value of the outstanding Loaned Securities subject to such loan (a "Margin Excess"), Borrower may, by notice to Agent, demand that Agent transfer to Borrower such amount of the Collateral selected by Borrower with a market value equal to the Margin Excess. Unless otherwise agreed, such transfer is to be made in accordance with Borrower's instructions no later than the close of business of Agent on the day of such request if such request is made prior to 11:00 a.m. ET for additional Collateral in the form of cash denominated in U.S. dollars, (ii) by close of business of the applicable Clearing Organization for same day settlement of securities on the day of such request if such request is made prior to 10:30 a.m. ET for additional Collateral in the form of securities which trade and settle outside the United States or 1:00 p.m. ET for additional Collateral in the form of securities which trade and settle in the United States, and (iii) in the case of Collateral where demand is made subsequent to the above deadlines, such transfer of additional Collateral shall be completed on the next succeeding Business Day of Borrower (or its designee) in acordance with the timeframes above. Where Collateral is in the form of a letter of credit, Agent agrees to promptly consent to a reduction in the undrawn balance of the letter of credit within the time period detailed above for cash Collateral denominated in U.S. dollars.

              8.4 Borrower and Agent may agree, with respect to one or more Loans hereunder, to mark the values to market pursuant to Sections 8.2 and 8.3 by valuing the Loaned Securities lent on behalf of a particular Principal and the Collateral given in respect thereof on an aggregate basis.

              8.5 Borrower and Agent may agree, with respect to any or all Loans hereunder, that the respective rights of Agent and Borrower under Sections 8.2 and 8.3 may be exercised only where a Margin Excess or Margin Deficit exceeds a specified dollar amount or a specified percentage of the market value of the Loaned Securities under such Loans (which amount or percentage shall be agreed to by Borrower and Agent prior to entering into any such Loans).

9.            Representations

              Each party to this Agreement hereby makes the following representations and warranties, which shall continue during the term of any Loan hereunder:

              9.1 Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and
(c) this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

              9.2 Each party hereto represents and warrants that (a) due c onsideration for the performance of its obligations under this Agreement has or will be received; (b) there are no agreements between any parties hereto that would alter the agreements set forth in this Agreement; (c) the execution, delivery and performance by it of this Agreement (i) will not contravene (A) any provision of any applicable law, rule or regulation of any applicable jurisdiction, (B) any judgment or order or decree of any applicable government authority or (C) its organic documents (including any charter, articles of association and by-laws), and (ii) will not conflict or be inconsistent with, or result in any breach of or constitute a default under the terms of, any indenture, mortgage, lease, agreement, or other instrument to which it is a party or by which it or any of its properties may be bound or subject.

              9.3 Each party hereto represents and warrants that the execution, delivery and performance by it of this Agreement and each Loan hereunder will at all times comply with all applicable laws and regulations including those of applicable regulatory and self-regulatory organizations.

              9.4 Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan and any dividends, remuneration or other funds received hereunder.

              9.5 Borrower represents and warrants that (a) it is an entity duly organized and validly existing under the laws of the jurisdiction of its organization and (b) it has, or will have at the time of transfer of any Collateral (including Collateral consisting of letters of credit), full unencumbered title thereto and the right to grant a first security interest therein subject to the terms and conditions hereof and (c) it (or the person to whom it relends the Loaned Securities) is borrowing or will borrow the Loaned Securities (except for Loaned Securities that qualify as "exempted securities" under Regulation T of the Board of Governors of the Federal Reserve System) for the purpose of making delivery of such securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation T as in effect from time to time.

              9.6 Borrower represents and warrants that it is acting for its own account.

              9.7 Agent represents and warrants that it is acting exclusively as agent for the Principals.

              9.8 Agent represents and warrants that the Principal acting as lender in any Loan has represented and warranted to it that the Loaned Securities transferred to Borrower shall be free and clear of any lien or encumbrance at the time of transfer, and Borrower represents and warrants that the return to Agent of Loaned Securities shall be free and clear of any lien or encumbrance at the time of such return.

              9.9 Agent represents and warrants that as to each Principal, such Principal has represented and warranted to it that (i) such Principal has duly authorized Agent, as agent, to execute and deliver this Agreement on its behalf, and to enter into Loans on its behalf, (ii) such Principal has the requisite power to perform, and has been duly authorized to perform, the obligations imposed hereunder and under any Loan effected pursuant hereto, and (iii) the obligations of such Principal in respect of any Loan effected pursuant to this Agreement constitute legal, valid and binding obligations of the Principal, enforceable in accordance with their terms.

              9.10 Each of the representations and warranties set out in Section 9, shall, notwithstanding any provision of Section 9 or any other provision of the Agreement, be deemed made and repeated for all purposes at and as of all times when any loan entered into hereunder is outstanding.

                    9.11 Borrower represents that the statements provided to Principal pursuant to Section 10.3 fairly represent its financial condition and the financial condition of any parent company as of the date of such statements, and that there has been no material adverse change in its financial condition or the financial condition of any parent company since that date that has not been disclosed in writing to Lender. Each request by Borrower for a Loan shall constitute a present representation that there has been no material adverse change in Borrower's financial condition or in the financial condition of any parent company that has not been disclosed in writing to the Lender, since the date of the most recent statements furnished to Agent pursuant to Section 10.3; and

(a) if Borrower is a Broker, that, as of the date of such request for a Loan, Borrower is in compliance with Rule 15c3-1 of the SEC under the Exchange Act.

10.           Covenants

              10.1 Each party hereto agrees and acknowledges that (a) each Loan hereunder is a "securities contract," as such term is defined in Section 741 (7) of Title 11 of the United States Code (the "Bankruptcy Code"), (b) each and every transfer of funds, securities and other property under this Agreement and each Loan hereunder is a "settlement payment" or a "margin payment," as such terms are used in Sections 362 (b) (6) and 546 (e) of the Bankruptcy Code, and
(c) the rights given to Borrower and Agent hereunder upon a Default by the other constitute the right to cause the liquidation of a securities contract and the right to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362 (b) (6) of the Bankruptcy Code. Each party hereto further agrees and acknowledges that if a party hereto is an "insured depository institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Loan hereunder is a "securities contract" and "qualified financial contract," as such terms are defined in the FDIA and any rules, orders or policy statements thereunder.

              10.2 Borrower shall be liable as principal with respect to its obligations hereunder.

              10.3 Upon execution of this Agreement, Borrower shall furnish Agent with Borrower's and any parent company's most recent financial statements available to the public, its shareholders, its customers, the SEC or any other applicable regulatory body, including any statements required by Rule 17a-5 under the Exchange Act, and any other financial statements mutually agreed upon by Borrower and Agent. As long as any Loan is outstanding under this Agreement, Borrower will promptly deliver to the Agent all such financial information that is subsequently available, and any other financial information or statements that Agent may reasonably request.

              10.4 Except to the extent required by applicable law or regulation or as otherwise agreed, Borrower and Agent agree that Loans hereunder shall in no event be "exchange contracts" for purposes of the rules of any securities exchange and that Loans hereunder shall not be governed by the buy-in or similar rules of any such exchange, registered national securities or other self-regulatory organization.

              10.5 Borrower will, from time to time, do and perform any and all acts and execute any and all further instruments required or reasonably requested by Agent to more fully to effect the purposes of this Agreement and the pledge of the Collateral hereunder.

              10.6 Borrower agrees that the completion of delivery of Loaned Securities to it pursuant to a Loan shall constitute its acceptance and receipt thereof and each such acceptance and receipt shall be deemed to constitute, and shall constitute, a representation by Borrower that as of the date of such acceptance and receipt, (i) all representations and warranties set forth in this Agreement are true and correct, as if made on and as of such date, (ii) no Default hereunder has occurred and is continuing, and (iii) except as otherwise disclosed to Agent in writing, there has been no material adverse change in the financial condition of Borrower or its parent company subsequent to the date of the latest financial statements or information required to be furnished in accordance herewith and that, where Borrower is a registered broker-dealer under the Securities Exchange Act of 1934, as amended ("Exchange Act"), it is compliance with Rule 15c-3-1 of the Exchange Act.

11.           Events of Default

              All Loans hereunder may, at the option of the non-defaulting party exercised by notice to the defaulting party (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an event specified in subsection (f) below), be terminated immediately upon the occurrence of any one or more of the following events (individually, a "Default"):

                    (a) if any Loaned Securities shall not be transferred to Agent on the termination date of the Loan as required by Section 5.2;

                    (b) if any Collateral shall not be transferred to Borrower upon termination of the Loan as required by Section 5;

                    (c) if either party shall fail to transfer Collateral as required by Section 8;

                    (d) if Borrower shall fail to comply with its obligation under Section 3 to replace an expiring letter of credit and such default is not cured within one Business Day of Agent's notice of such failure to Borrower;

                    (e) if either party (i) shall fail to transfer to the other party amounts in respect of distributions required to be transferred by Section 7, (ii) shall have received notice of such failure from the non-defaulting party, and (iii) shall not have cured such default by the next day after such notice on which a transfer of cash may be effected in accordance with Section 16;

                    (f) if (i) Borrower or any direct or indirect parent or the Principal shall commence as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, (ii) any such case or proceeding shall be commenced against Borrower or any direct or indirect parent or the Principal, or another shall seek such an appointment, or any application shall be filed against either party for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) Borrower or any direct or indirect parent or the Principal shall make a general assignment for the benefit of creditors, or (iv) Borrower or any direct or indirect parent or the Principal shall admit in writing its inability to pay its debts as they become due;

                    (g) if Borrower or any direct or indirect parent or the Principal shall have been suspended or expelled from membership or participation in any national securities exchange or registered national securities association of which it is member or other self-regulatory organization to whose rules it is subject or if it is suspended from dealing in securities by any federal or state government agency or regulatory body thereof;

                    (h) if Borrower or any direct or indirect parent or the Principal shall have its license, charter, or other authorization necessary to conduct a material portion of its business withdrawn, suspended or revoked by any applicable federal or state government or agency or regulatory authority thereof;

                    (i) if any representation made or deemed to be made by either party in respect of this Agreement or any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder;

                    (j) if either party (i) fails to provide to the other party reasonable assurances of its ability to perform its obligations hereunder or under any Loan within 24 hours after request therefor is made in good faith by the requesting party; (ii) notifies the other, orally or in writing, of its inability to or its intention not to perform its obligations hereunder; or (iii) otherwise disaffirms, rejects or repudiates any of its obligations hereunder;

                    (k) if either party (i) shall fail to perform any material obligation under this Agreement not specifically set forth in clauses (a) through (j) above, including but not limited to the payment of fees as required by Section 4, and the payment of transfer taxes as required by Section 14, (ii) shall have received notice of such failure from the non-defaulting party and
(iii) shall not have cured such failure by the next day after such notice on which a transfer of cash may be effected;

                    (l) any Affiliate of Borrower shall default under any other securities loan agreement with Brown Brothers Harriman and Co., acting as agent; or

                    (m) if a party ("X") consolidates or amalgamates with, or merges into, or transfers all or substantially all its assets to, another entity and (i) the resulting, surviving, or transferee entity has not assumed all the obligations of X under this Agreement pursuant to an agreement reasonably satisfactory to the other party or (ii) the financial condition of the resulting, surviving, or transferee entity is, in the judgment of the other party, materially weaker than that of X prior to such transaction.

12.           Agent's Remedies

              If any Default shall occur in respect of which Borrower is the defaulting party, Agent shall have the right (without further notice to Borrower), in addition to any other remedies provided herein or under applicable law, (i) to purchase, within a commercially reasonable time, a like amount of Loaned Securities in the principal market for such securities, or (ii) to treat the Loaned Securities as having been purchased by Borrower at a purchase price equal to the market value thereof on the day such election is made by Agent, and may apply the Collateral to the payment of such purchase (whether actual or deemed), after deducting therefrom all amounts, if any, due to Agent under Sections 4, 7, 14 and 16, or (iii) to apply the Collateral to, and/or claim Borrower for any actual benefit or gain foregone by an affected Principal as a result of Borrower's inability for any reason whatsoever to timely redeliver Loaned Securities and/or any associated rights thereto to the affected Principal for redelivery to a subsequent purchaser. Agent may similarly apply the Collateral to any other obligation of Borrower under this Agreement, including Borrower's obligations with respect to distributions paid to Borrower (and not forwarded to Agent) in respect of Loaned Securities. In the event that the purchase price or deemed purchase price (plus all other amounts, if any, due to Agent hereunder) exceeds the market value of the Collateral on the date of such purchase, Borrower shall be liable to Agent for the amount of such excess together with interest thereon at a per annum rate equal to (A) in the case of purchases of Foreign Securities, LIBOR plus 2%, (B) in the case of purchases of any other securities (or other amounts, if any, due to Agent hereunder), the Federal Funds Rate plus 2% in each case as such rate fluctuates from day to day, from the date of such purchase until the date of payment of such excess. Agent shall have, as security for Borrower's obligation to pay such excess, a security interest in or right of setoff against any property of Borrower then held by Agent and any other amount payable by Agent to Borrower. The purchase price of securities purchased or deemed to have been purchased under this Section 12 shall include broker's fees and commissions and all other reasonable costs, fees and expenses related to such purchase or exercise of remedies, including, without limitation, reasonable legal fees and expenses. Upon the satisfaction of all obligations hereunder, any remaining Collateral shall be returned to Borrower.

13.           Borrower's Remedies

              Upon the occurrence of a Default under Section 11 entitling Borrower to terminate all Loans by a Principal hereunder, Borrower shall have the right (without further notice to Agent), in addition to any other remedies provided herein or under applicable law, to sell (or be deemed to have sold) a like amount of the Loaned Securities in the principal market for such securities in a commercially reasonable manner on the day of the Default and to retain (or be deemed to have realized) the proceeds of such sale. In such event, Borrower may treat the Loaned Securities as its own and Agent's obligation to return Collateral consisting of cash and securities shall terminate. In the event the sales price received (or deemed to have been received) from such securities is less than the market value of the Collateral consisting of cash or securities on the date of sale (or deemed sale) the Principal which defaulted on the Loan shall be liable to Borrower for the amount of any deficiency (and all other amounts, if any, due to Borrower hereunder), together with interest on such amounts at a per annum rate equal to (A) in the case of Collateral consisting of Foreign Securities, LIBOR plus 2%, (B) in the case of Collateral consisting of any other securities (or other amounts due, if any, to Borrower hereunder), the Federal Funds Rate plus 2%, in each case as such rate fluctuates from day to day, from the date of such sale until the date of payment of such deficiency. As security for the Principal's obligation to pay such deficiency, Borrower shall have a security interest in any property of the Principal then held by Borrower pursuant to this Agreement and a right of setoff with respect to such property and any other amount payable to Borrower by Agent in respect of such Principal arising hereunder. In calculating this deficiency, there shall be deducted from the proceeds of the securities sold under this Section 13 broker's fees and commissions and all other reasonable costs, fees and expenses related (or deemed related) to such sale (or exercise of remedies). Upon the satisfaction of all Agent's obligations hereunder, any remaining Loaned Securities (or remaining cash proceeds thereof) shall be returned to Agent.

              Where Collateral consists of a letter of credit, Agent, upon the exercise or deemed exercise by Borrower of its termination rights under Section 11, shall immediately return the letter of credit to Borrower and not seek to draw thereunder and Borrower shall return to Agent an amount equal to the net proceeds from the sale (or deemed sale) of the Loaned Securities as reduced by all other amounts due to Borrower.

              Notwithstanding any provision of the Agreement, Agent shall not be obligated to make any payment to Borrower under the Agreement or in respect of any Loan (including without limitation any return of Collateral) at any time after a Default has occurred unless and until Borrower has satisfied all of its obligations (contingent or otherwise) to Agent, whether or not such obligations have at the time matured.

14.           Transfer Taxes

              All costs, including, without limitation, transfer taxes, stamp duties and fees, with respect to any transfer hereunder of Loaned Securities or Collateral shall be paid by Borrower when due. Borrower covenants and agrees that it shall ensure that this Agreement and all instruments of transfer in respect of any Loaned Securities or Collateral shall have been stamped in accordance with all applicable laws.

              Borrower shall be liable for any and all taxes and shall indemnify and hold harmless Agent, its partners, officers and employees and any Principal for the amount of any tax currently due or retroactively assessed or reduced, including, but not limited to, related interest, penalties, and any additional burden related thereto that Borrower is required under applicable law to withhold and pay on behalf of, or in respect of the Loan Fee or other income earned by or payments or distributions made to or for the account of, Principal by Borrower hereunder. This indemnity shall survive the termination of this Agreement.

15.           Market Value

              15.1 With respect to Loaned Securities and Collateral consisting of securities, market value as of any date shall be determined on the basis of the closing prices therefor as of the trading day (for the principal market in which the securities are traded) immediately preceding the day of valuation such determination to be made by the independent pricing source utilized by Agent. Market value shall include accrued interest in the case of debt securities. With respect to Collateral consisting of cash, market value as of any date shall be the face amount thereof held by Agent at the time of determination and, with respect to Collateral consisting of letters of credit, market value as of any date shall be the undrawn balance thereof thereunder except that if, in the judgment of Agent, the creditworthiness of the issuer of any letter of credit has been or may be impaired, then, upon notice to Borrower, the market value of such letter of credit shall be zero.

              15.2 Unless otherwise agreed, the currency which shall be applicable for purposes of determining market value shall be U.S. dollars (the "Collateral Currency"), or any other currency specified by Agent, and any Loaned Security or Collateral not denominated in the Collateral Currency shall be converted into the Collateral Currency based on the most current spot rate of exchange quoted by the independent source of exchange rates utilized by Agent.

16.           Transfers

              16.1 All transfers of securities hereunder shall be by (a) in the case of certificated securities, physical delivery of certificates representing such securities together with duly executed stock and bond transfer powers, as the case may be, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., (b) registration of an uncertificated security in the transferee's name by the issuer of such uncertificated security, (c) the crediting by a securities intermediary of such financial assets to the transferee's securities account maintained with such securities intermediary, or
(d) such other means as Borrower and Agent may agree. The parties agree and acknowledge that the term "securities", as used herein, shall include any "security entitlements" with respect to such securities (within the meaning of the New York Uniform Commercial Code).

              16.2 All transfers of cash Collateral hereunder shall be by (a) wire transfer in immediately available, freely transferable funds or (b) such other means as Borrower and Agent may agree. All other transfers of cash hereunder shall be made in accordance with the preceding sentence or by delivery of a certified or official bank check representing next day New York Clearing House Funds.

              16.3 All transfers of the beneficial interest in a letter of credit from Borrower to Agent shall be made by physical delivery to Agent of an irrevocable letter of credit issued by a "bank" as defined in Section 3(a)(6)(A)(c) of the Exchange Act. Transfer of a letter of credit from Agent to Borrower shall be made by causing such letter of credit to be returned or by causing the amount of such letter of credit to be reduced to the amount required after such transfer.

              16.4 A transfer of securities, cash or beneficial interest in letters of credit may be affected under this Section 16 on any day except (a) a day on which the transferee is closed for business at its address set forth in Schedule A hereto or (b) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

17.           Contractual Currency

              17.1 Borrower and Agent agree that: (a) any payment in respect of a distribution under Section 7 shall be made in the currency in which the underlying distribution of cash was made; (b) any return of cash shall be made in the currency in which the underlying transfer of cash was made; and (c) any other payment of cash in connection with a Loan under this Agreement shall be in the currency agreed upon by Borrower and Agent in connection with such Loan (the currency established under clause (a), (b) or (c) hereinafter referred to as the "Contractual Currency"). Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency; provided, however that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.

              17.2 If for any reason the amount in the Contractual Currency received under Section 17.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the non-defaulting party) as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.

              17.3 If for any reason the amount in the Contractual Currency received under Section 17.1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the non-defaulting party) refund promptly the amount of such excess.

18.           ERISA

              Agent shall, if any of the securities transferred to Borrower hereunder for any Loan have been or shall be obtained, directly or indirectly, from or using the assets of any Plan, so notify Borrower in writing upon the execution of the Agreement or pursuant to Section 1. If Agent so notifies Borrower, then Borrower and Agent shall conduct the Loan in accordance with the terms and conditions of Department of Labor Prohibited Transaction Exemption 81-6 (46 Fed. Reg. 7527, Jan. 23, 1981; as amended, 52 Fed. Reg. 18754, May 19,
1987), or any successor thereto (unless Borrower certifies that it is not a party-in-interest to the plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, and Section 4975 of the Internal Revenue Code of 1986, as amended). Without limiting the foregoing and notwithstanding any other provision of this Agreement, if the Loan is to be conducted in accordance with Prohibited Transaction Exemption 81-6, then:

                    (a) Borrower represents and warrants to Agent that it is either (i) a bank subject to federal or state supervision, (ii) a broker-dealer registered under the Exchange Act or (iii) exempt from registration under
Section 15 (a) (1) of the Exchange Act as a dealer in Government Securities.

                    (b) Borrower represents and warrants that, neither Borrower nor any affiliate of Borrower (as defined in Prohibited Transaction Exemption 81-6) has any discretionary authority or control with respect to the investment of the assets of the Plan involved in the Loan or renders investment advice (within the meaning of 29 C.F.R. Section 2510.3-21 (c)) with respect to the assets of the Plan involved in the Loan.

19.      Obligations by Principals

              Each and every obligation, liability or undertaking of a Principal with respect to any Loan shall be solely an obligation, liability or undertaking of, and binding upon, the Principal by which such Loan is made ("Lending Principal") and shall be payable solely from the available assets of such Principal. No such obligation, liability or undertaking shall be binding upon or affect any other Principal. Neither Brown Brothers Harriman & Co. (in its individual capacity) nor any Affiliate thereof shall have any liability to Borrower whatsoever in respect of any Loan, it being understood and agreed that Borrower shall have recourse solely to the Lending Principal in the event of the occurrence of a Default involving the Lending Principal.

20.           Single Agreement

              Borrower and Agent acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Borrower and Agent hereby agree that payments, deliveries and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Loan hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted. In addition, Borrower and Agent acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder have been entered into in consideration of each other.

21.           APPLICABLE LAW

              THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

22.           Waiver

              The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers in respect of a Default must be in writing.

23.           Remedies

              All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant Loan, return of Loaned Securities or Collateral and termination of this Agreement.

24.           Notices and Other Communications

              Unless another address is specified in writing by the respective party to whom any notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered or transmitted (as the case may be) by registered mail, facsimile, telex, or courier, or by telephone promptly confirmed in writing and delivered or transmitted as aforesaid at the respective addresses set forth hereto. All notices shall be effective upon actual receipt.

25.           SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL

              25.1 EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

              25.2 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

26.           Miscellaneous

              This Agreement supersedes any other agreement between the parties hereto concerning loans of securities between Borrower and Agent. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon written notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought.

27.           Definitions

              For the purposes hereof:

              27.1 "Affiliate" shall mean any entity which controls, is controlled by, or is under common control with another entity.

              27.2 "Agent" shall have the meaning set forth in the introduction.

              27.3 "Agent Payment" shall have the meaning set forth in Section 7.5.

              27.4 "Bankruptcy Code" shall have the meaning set forth in Section 10.1.

              27.5 "Borrower" shall have the meaning set forth in the introduction.

              27.6 "Borrower Payment" shall have the meaning set forth in
Section 7.5.

              27.7 "Broker-Dealer" shall mean any person that is a broker (including a municipal securities broker), dealer, municipal securities dealer, government securities broker or government securities dealer as defined in the Exchange Act, regardless of whether the activities of such person are conducted in the United States or otherwise require such person to register with the Securities and Exchange Commission or other regulatory body.

              27.8 "Business Day" shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned Securities or for any securities Collateral subject to such Loan. Notwithstanding the foregoing, for purposes of Section 8, "Business Day" shall mean any day on which transfers of Collateral may be effected by Agent and Borrower (or any nominee or agent thereof) however, in no event shall a Saturday or Sunday be considered a Business Day.

              27.9 "Cash Collateral Fee" shall have the meaning set forth in
Section 4.1.

              27.10 "Clearing Organization" shall mean The Depository Trust Company, Euroclear, or, if agreed to by Borrower and Agent, such other clearing agency at which Borrower (or Borrower's agent) and Agent (or Agent's agent) maintain accounts, or a book-entry system maintained by a Federal Reserve Bank.

              27.11 "Collateral" shall mean, whether now owned or hereafter acquired and to the extent permitted by applicable law, (a) all cash in a currency acceptable to Agent which is transferred and delivered to Agent pursuant to Section 3 or 8, (b) all irrevocable letters of credit issued by issuers and in a form acceptable to Agent, which are transferred and delivered to Agent hereunder, (c) any property substituted therefor pursuant to Section 3.5, (d) all accounts in which such property is deposited and all securities and the like in which any cash Collateral is invested or reinvested (but not the income or distributions thereon or realized gains derived from Principal's use or investment of such Collateral, all of which shall in any event be the property of Principal held on account with Agent), (e) any securities issued or guaranteed by the United States government or issued and unconditionally guaranteed by United States agencies thereof or by a foreign sovereign and which, in all instances, is acceptable to Agent, which are transferred and delivered to Agent pursuant to Section 3 or 8, including the interest or distributions thereon or other income therefrom, and (f) any proceeds of any of the foregoing.

27.12    "Collateral Currency" shall have the meaning set forth in Section 15.2.

              27.13 "Collateral Distributions" shall have the meaning set forth in Section 7.5.

              27.14 "Confirmation" shall have the meaning set forth in Section 1.2.

              27.15 "Contractual Currency" shall have the meaning set forth in
Section 17.1.

              27.16 "Customer" shall mean any person that is a customer of Borrower under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such Rule or comparable regulation).

              27.17 "Cutoff Time" shall mean a time on a Business Day by which a transfer of cash, securities or other property must be made by Borrower or Agent to the other, as shall be agreed by Borrower and Agent in Schedule B or otherwise orally or in writing or, in the absence of any such agreement, as shall be determined in accordance with market practice.

              27.18 "Default" shall have the meaning assigned in Section 11.

              27.19 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

              27.20 "FDIA" shall have the meaning set forth in Section 10.1.

              27.21 "Federal Funds Rate" shall mean the rate of interest (expressed as an annual rate), as published in Federal Reserve Statistical Release H.15(519) or any publication substituted therefor, charged for federal funds (dollars in immediately available funds borrowed by banks on an overnight unsecured basis) on that day or, if that day is not a banking day in New York City, on the next preceding banking day.

              27.22 "Foreign Securities" shall mean, unless otherwise agreed, securities that are principally cleared and settled outside the United States.

              27.23 "Government Securities" shall mean government securities as defined in Section 3 (a) (42) (A) - (C) of the Exchange Act.

              27.24 "LIBOR" shall mean for any date, the offered rate for deposits in U.S. dollars for a period of three months which appears on the Reuters Screen LIBO page as of 11:00 a.m., London time, on such date (or, if at least two such rates appear, the arithmetic mean of such rates).

              27.25 "Loan" shall mean a loan of securities hereunder.

              27.26 "Loaned Security" shall mean any security which is a security as defined in the Exchange Act (which includes, for the avoidance of doubt, Foreign Securities), transferred in a Loan hereunder until such security (or an identical security) is transferred back to Agent hereunder, except that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange is made and shall be deemed to include any securities into which any Loaned Securities may at any time be converted or for which they may be exchanged, any additional securities distributed with respect to Loaned Securities. For purposes of return of Loaned Securities by Borrower or purchase or sale of securities pursuant to Section 12 or 13, such term shall include securities of the same issuer, class and quantity as the Loaned Securities, as adjusted pursuant to the preceding sentence.

              27.27 "Loan Fee" shall have the meaning set forth in Section 4.1.

              27.28 "Margin Deficit" and "Margin Excess" shall have the meanings set forth in Sections 8.2 and 8.3, respectively.

              27.29 "Margin Percentage" shall have the meaning set forth in
Section 3.1.

              27.30 "Plan" shall mean (a) any "employee benefit plan" as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of Title I of such Act; (b) any "plan" as defined in Section 4975 (e) (1) of the Internal Revenue Code of 1986; or (c) any entity the assets of which are deemed to be assets of any such "employee benefit plan" or "plan" by reason of the Department of Labor's plan asset regulation, 29 C.F.R. Section 2510.3-101.

              27.31 "Principal" and "Principals" shall have the meanings set forth in the introduction.

              27.32 "Securities Distributions" shall have the meaning set forth in Section 7.5.

              27.33 "Tax" shall have the meaning set forth in Section 7.5.

28.           Indemnification

              Borrower agrees to indemnify and hold harmless Agent, its officers, partners and employees and each Principal (including the sponsor and fiduciaries of any Principal which is a Plan) from any and all losses, liabilities, costs, damages and expenses (including attorneys' fees) which Agent or the Principal may incur or suffer arising in any way out of the use by Borrower of Loaned Securities or any failure by Borrower to deliver Loaned Securities in accordance with the terms of this Agreement or any failure by Borrower to otherwise comply with the terms of this Agreement.

29.           Limitation of Liability

              A copy of the Agreement and Declaration of Trust of each Principal which is a Massachusetts business trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of each such Principal as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders of such Principal individually but are binding only upon the assets and property of each such Principal.

30.           Authorized Affiliates

              Borrower hereby authorizes and directs Agent to engage in transactions pursuant to this Agreement, including the delivery and receipt of Loaned Securities and Collateral, in accordance with instructions received from employees of Affiliates of Borrower, including non-United States Affiliates, as if such Affiliate were Borrower. Such Affiliates are hereby authorized by Borrower to initiate, negotiate and transact loan transactions on behalf of Borrower and to give settlement instructions on behalf of the Borrower all as provided in this Agreement. Borrower hereby agrees that all such transactions undertaken by its Affiliates pursuant to this Agreement are (i) direct contractual obligations of the Borrower, and (ii) governed by and binding upon Borrower in accordance with the terms of this Agreement.

31.      Confidentiality

In accordance with the terms of this Agreement, Agent may disclose certain information to Borrower in connection with securities lending and borrowing hereunder, including, without limitation, the names of Principals and relevant account numbers. Borrower acknowledges and agrees that such information is confidential and proprietary to Agent and Borrower agrees to use diligent efforts to maintain the confidentiality of such information. Notwithstanding the foregoing sentence, Borrower will have the right to internally share confidential information regarding securities lending and borrowing under this Agreement only with such business units and departments within its organization to the extent necessary for Borrower to engage in the securities lending and borrowing under this Agreement, or to comply with the requirements of applicable regulatory authorities or legal process; provided, however, that Borrower promptly advise Agent of such disclosure. Borrower further acknowledges and agrees that no such confidential information will be made available to any of its or its Affiliates' proprietary trading or operations units.


                           Brown Brothers Harriman & Co. in its Capacity as agent for Principals and not in its individual capacity

                           By: _________________________________
                               Name:
                              Title:
Address for Notices:

   Attention:     ____________
   Facsimile No.: ____________
   Telephone No.: ____________




                  ------------------------------------
                                                              As Borrower



                  By: _________________________________
                  Name:
                  Title:

Address for Notices:

   Attention:     ____________
   Facsimile No.: ____________
   Telephone No.: ____________

                                   Schedule A

Type of Loaned Security                                                         Margin Percentage


Foreign equity and corporate securities                                                105%


United States equity and corporate securities                                          102% (when
         (including American Depository Receipts)                                collateralized by cash)

United States equity and corporate securities                                          105% (when
         (including American Depository Receipts)                               collateralized by
                                                                                        non-cash)


United States government and agency securities                                         102%


Foreign government and agency securities                                               102%


                                   Schedule B


                                  Cutoff Times*


                       Australia                                        9:00 am
                       Austria                                          1:30 pm
                       Belgium                                         11:00 pm
                       Canada                                          10:00 am
                       Denmark                                         10:00 am
                       Finland                                         10:00 am
                       France                                          12:00 pm
                       Germany                                         10:00 am
                       Hong Kong                                       12:00 pm
                       Italy                                           10:00 am
                       Japan                                           10:00 am
                       Mexico                                          10:00 am
                       Netherlands                                     10:00 am
                       New Zealand                                      2:00 pm
                       Norway                                          10:00 am
                       Singapore                                        2:00 pm
                       South Africa                                    10:00 am
                       Spain                                           10:00 am
                       Sweden                                          10:00 am
                       Switzerland                                     12:00 pm
                       Thailand                                        10:00 am
                       UK                                              10:00 am
                       USA                                              2:30 pm





* The deadlines are local market times.

                                   Schedule C

                       FUNDS TRANSFER STANDING INSTRUCTION


This Funds Transfer Standing Instruction is dated as of ________________, 200__ between Brown Brothers Harriman & Co. (the "Agent") and
_______________________________________ (the "Borrower").

The Agent and the Borrower entered into a Securities Loan Agreement dated as of _______________, as amended (the "SLA"). The Borrower desires to provide a standing instruction to the Agent in connection with the electronic wire transfer of income, other payments and/or the return of cash Collateral (as defined in the SLA) to the Borrower as provided in the SLA (each a "Payment Order"). The parties hereto agree as follows:

1. Execution of Payment Orders. The Agent is hereby instructed by the Borrower to execute each Payment Order, whether denominated in United States dollars or other applicable currencies, by remitting each such payment as follows:

Payment Orders of Income and Other Payments (excluding Collateral):

Currency:                  _____________________________

Destination Bank: _____________________________________________

ABA or Sort Code:     _____________________________________________

         Address: _____________________________________________

Beneficiary Name: _____________________________________________

Beneficiary Account Number:         _____________________________________

Authorized Maximum Amount per  Payment Order:  __________________________

Payment Orders for the Return of cash Collateral:

Currency:                  _____________________________

Destination Bank: _____________________________________________

ABA or Sort Code:     _____________________________________________

         Address: _____________________________________________

Beneficiary Name: _____________________________________________

Beneficiary Account Number:         _____________________________________

Authorized Maximum Amount per  Payment Order:  __________________________

The Agent will not contact the Borrower to verify the above information prior to the execution of any Payment Order. In addition, the Borrower agrees and acknowledges in connection with (i) the size, type and frequency of Payment Orders normally issued or expected to be issued by the Borrower to the Agent,
(ii) all means of electronic funds transfer offered to the Borrower by the Agent, and (iii) the usual security procedures used by Borrower and receiving banks similarly situated, the process described above shall be deemed commercially reasonable.

2. Cancellation or Modification of Standing Instruction Payment Orders. The Borrower may cancel or modify a Payment Order by providing written notice to the Agent in such form as the Agent shall require. But, the Agent shall have no liability for its failure to act on a cancellation or modification instruction unless the Agent has received such instruction at a time and in a manner affording the Agent reasonable opportunity to act prior to the Agent's execution of the Payment Order.

3. Responsibility for the Detection of Errors and Unauthorized Payment Orders. The Borrower hereby acknowledges that the Agent will act on the basis of the Beneficiary Account Number given above. The Agent shall not be responsible for confirming that the Beneficiary Name owns the Beneficiary Account Number specified. The Agent shall not be liable for interest on the amount of any Payment Order that was not authorized or was erroneously executed unless the Borrower so notifies the Agent within thirty (30) business days following the Borrower's receipt of notice that such Payment Order had been processed. If a Payment Order was not authorized by the Borrower or interest on any amount is payable by the Agent to the Borrower, the liability of the parties will be governed by the applicable provisions of Article 4A of the Uniform Commercial Code of the State of New York. Notwithstanding anything in this Funds Transfer Standing Instruction and the SLA to the contrary, the Agent shall in no event be liable for any consequential or special damages under this Funds Transfer Standing Instruction, even if the Agent has been advised of the possibility of such damages.

4. Laws and Regulations. The rights and obligations of the Agent and the Borrower with respect to any Payment Order executed pursuant to this Funds Transfer Standing Instruction will be governed by any applicable laws, regulations, circulars and funds transfer system rules, the laws and regulations of the United States of America and of other relevant countries including exchange control regulations and limitations on dealings or other sanctions, and including without limitation those sanctions imposed under the law of the United States of America by the Office of Foreign Assets Control. Any taxes, fines, costs, charges or fees imposed by relevant authorities on such transactions shall be for the account of the Borrower. The terms and conditions of this Funds Transfer Standing Instruction are in addition to the terms and conditions of the SLA.


IN WITNESS WHEREOF, the parties hereto acknowledge their agreement with the terms above.


Accepted and agreed:

BROWN BROTHERS HARRIMAN & CO.               ___________________________________
                                            Name of Borrower


By: __________________________________      By: ________________________________
Name:                                           Name:
Title:                                          Title:
Date:                                           Date:

                                   SCHEDULE 4
                                   ----------

List of Approved
Issuers of Letters of Credit

N/A

                                   SCHEDULE 5
                                   ----------

                              PERMITTED INVESTMENTS
                               FOR CASH COLLATERAL

         Securities Lending Investment Fund, a series of the Brown Brothers Investment Trust

                                   SCHEDULE 6
                                   ----------

                            LIST OF APPROVED PERSONS

For the Fund:                                           For the Agent:

Jack F. McNamara                                        David A. Jacobson
William Givens                                          Mark H. Payson
                                                        Elizabeth A. Seidel
                                                        Luke A. McCabe
                                                        Lawrence M. Stein
                                                        Patricia R. Fallon
                                                        Lisa M. Lambert

                                   SCHEDULE 7
                                   ----------

                                      FEES

For each cash collateralized loans effected hereunder, 35% of the difference between (i) the income earned on the investment of Collateral held with respect to such loan (after deduction of any custody, investment, management or related fees) and (ii) the Cash Collateral Fee (as defined in the applicable SLA) paid to the borrower in respect of such loan.

                                   SCHEDULE 8
                                   ----------

                                     NOTICES

If to the Fund:
         Address:          225 Franklin Street, 26th Floor
                           Boston, MA  02110
                           Attn: Jack F. McNamara
         Telephone:        617 217-2853
         Facsimile:        617 217-2001

If to the Agent:

         Address:          50 Milk Street
                           Boston, MA 02109
                           Attn:  Mark H. Payson
         Telephone:        617 772 1212
         Facsimile:        617 772 2404